Exhibit 10.1
FIRST AMENDMENT TO WARRANT AGREEMENT
     This FIRST AMENDMENT TO WARRANT AGREEMENT, dated as of April 14, 2010 (this “Amendment”), is entered into by and among BPW Acquisition Corp., a Delaware corporation (“BPW”) and Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”).
     WHEREAS, the parties hereto are parties to that certain Warrant Agreement, dated as of February 26, 2008 (the “Agreement”);
     WHEREAS, Section 18 of the Agreement provides that BPW, with the consent of (i) the holders of Warrants exercisable for a majority of the Warrant Shares issuable on exercise of all outstanding Warrants and (ii) the holders of a majority of Public Warrants, may enter into this Amendment;
     WHEREAS, consents have been received from (i) holders of Warrants exercisable for not less than a majority of the Warrant Shares issuable on exercise of all outstanding Warrants (ii) the holders of not less than a majority of Public Warrants, in each case with respect to the amendments set forth below in Article II; and
     WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.
     NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITION OF TERMS
     Unless the context otherwise requires: (A) a term defined in the Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Agreement; (C) references to Sections mean references to such Sections in the Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Agreement are also applicable herein. Each reference in the Agreement to the “date hereof” or any similar term shall refer to February 26, 2008.
ARTICLE II
AMENDMENT TO THE WARRANT AGREEMENT
     The Agreement is hereby amended as follows:
     A. Clause (x) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement is hereby amended by deleting Clause (x)(A) of such definition and replacing it in its entirety with the following (and Clause (x)(A) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants):
(A) With respect to the Public Warrants and the Sponsor Warrants, on the later of (1) the date that is 12 months from the date of the final prospectus relating to the IPO; and (2) the earlier of: (X) the date that is 12 months from the date on which the Company completes its Initial Business Combination and (Y) the date of public announcement by the Company of a determination of the board of directors of the Company at such time (the “Current Company Board”) that the Warrant Exercise Period shall have commenced; and
     B. Clause (x)(B)(1) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement is hereby amended by inserting the phrase “that is 12 months from the date” immediately prior to the phrase “on which the Company completes” contained therein, and Clause (x)(B)(1) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants.
     C. Clause (y) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement is hereby amended by deleting Clause (y)(A) of such definition and replacing it in its entirety with the following (and Clause (y)(A) of the definition of “Warrant Exercise Period” contained in Section 6(a) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants):
(A) the date that is the earlier of: (1) seven years from the date of the final prospectus relating to the IPO and (2) in the event that the Warrant Exercise Period with respect to the Public Warrants and the Sponsor Warrants shall have commenced pursuant to clause (x)(A)(2)(Y) of this definition, six years from the date of the final prospectus relating to the IPO plus the number of days following the date on which the Company completes its Initial Business Combination up to and including the date of such public announcement; and
     D. Section 11 of the Agreement is hereby amended by deleting Section 11(c) in its entirety and replacing it with the following (and Section 11(c) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants):
Mergers, Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than (i) a change covered by Section 11(a) hereof, (ii) an increase in the number of outstanding shares of Common Stock resulting from a stock dividend payable in shares of Common Stock, or from a split-up of shares of Common Stock, or other similar event, or (iii) a change that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, at the option of the Current Company Board in its sole discretion, (1) the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such

Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event or (2) each Warrant that is outstanding immediately prior to the consummation of such reclassification, reorganization, merger or consolidation, or dissolution following any such sale or transfer, shall be cancelled (“Cashed Out”) as of immediately prior to such consummation in exchange for, and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the right to receive a lump sum cash payment in an amount equal to the excess, if any, of (X) the fair market value (as determined by the Current Company Board acting in good faith in its sole discretion) of the shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of such Warrant would have received if such Warrant holder had exercised such Warrant immediately prior to such event over (Y) the Exercise Price applicable to such Warrant, provided, that if there is no such excess, such Warrant shall be cancelled, without any consideration being payable in respect thereof, and have no further force and effect; and if any reclassification also results in a change in shares of Common Stock covered by Section 11(a) hereof, then such adjustment shall be made pursuant to Section 11(a) hereof and this Section 11(b); provided that the option of the Company pursuant to clause (2) above to Cash Out Warrants shall not apply in the case of the Company’s Initial Business Combination. The provisions of this Section 11(b) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers, except in each case, with respect to Warrants Cashed Out in accordance with Section 11(b)(2) hereof.
     E. Section 11 of the Agreement is hereby further amended by deleting the phrase “Sections 11(a) and 11(b)” contained in Section 11(e) and replacing it with the phrase “Section 11(a)”, and Section 11(e) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants.
     F. Section 11 of the Agreement is hereby further amended by deleting Section 11(a) in its entirety (and Section 11(a) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants), and Sections 11(b) and 11(c) are hereby re-lettered Sections 11(a) and 11(b).
     G. Section 11 of the Agreement is hereby further amended by deleting Section 11(d) in its entirety (and Section 11(d) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants), and Sections 11(e) and 11(f) are hereby re-lettered Sections 11(c) and 11(d).
     H. Section 11 of the Agreement is hereby further amended by deleting Section 11(g) in its entirety (and Section 11(g) of the Agreement as in effect prior to the execution of this Amendment by the parties hereto shall no longer apply to the Warrants).

ARTICLE III
MISCELLANEOUS
     A. Ratification of Warrant Agreement; No Further Amendment; Full Force and Effect.
     Except as amended or modified hereby, all terms, covenants and conditions of the Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall form a part of the Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
     B. Governing Law.
     This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York. BPW agrees that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, the parties will submit to the jurisdiction of, and venue in, such court.
     C. Successors; Entire Agreement; Counterparts.
     All the covenants and provisions of this Amendment by or for the benefit of BPW or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder. This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     D. Severability.
     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately.
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     IN WITNESS WHEREOF, BPW and the Warrant Agent have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC., as Successor to BPW Acquisition Corp.
By:	/s/ Richard T. O’Connell, Jr.
	Name:	Richard T. O’Connell, Jr.
	Title:	Executive Vice President, Real Estate, Legal, Store Planning & Design and Construction, and Secretary

MELLON INVESTOR SERVICES LLC, as Warrant Agent
By:	/s/ Christopher T. Coleman
	Name:	Christopher T. Coleman
	Title:	Vice President